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                          March 21, 2024

       James P. Helt
       President and CEO
       ACNB Corporation
       16 Lincoln Square
       Gettysburg, PA 17325

                                                        Re: ACNB Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed March 14,
2024
                                                            File No. 333-277926

       Dear James P. Helt:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Aisha
Adegbuyi at 202-551-8754 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance
       cc:                                              Erik Gerhard, Esq.